For immediate release

Contact: Dan Pittard President and Chief Executive Officer 760-929-8226

Rubio’s® Restaurants, Inc. ANNOUNCES cfo RESIGNATION EFFECTIVE may 18, 2007, acting cfo named

CARLSBAD, CA - April 26, 2007 - On April 24, 2007, John Fuller, Chief Financial Officer of Rubio's Restaurants, Inc. (the “Company”), announced his resignation from the Company to be effective on May 18, 2007. Mr. Fuller announced that he accepted a position as Chief Financial Officer of JC Resorts, a privately-owned hospitality company located in San Diego, California. Mr. Fuller’s resignation did not result from any disagreement with the Company.

Mr. Fuller will continue to serve as Chief Financial Officer of the Company until May 18, 2007, and assist the Company to file its earnings release and quarterly report for the first quarter of 2007. During the transition, Mr. Fuller will continue to work closely with Dan Pittard, President and Chief Executive Officer of the Company, to ensure that his duties as Chief Financial Officer are discharged to the highest standards.

Mr. Pittard commented, “We appreciate all that John has done for the company during his tenure and we wish him great success in his new endeavor.”

The Company has retained a national executive search firm to assist in the search for Mr. Fuller’s replacement. The Company’s Board of Directors appointed the Company’s current Controller, Frank Henigman, to serve as its acting Chief Financial Officer, effective on May 19, 2007. Mr. Henigman, age 44, has been with the Company for one year. Reporting to Mr. Henigman during this period will be the Company’s Controller, Finance and Investor Relations organizations. Mr. Henigman will report directly to Mr. Pittard. Mr. Henigman has no family relationship with any director, executive officer or other person who appointed him as the acting Chief Financial Officer.

Prior to joining the Company, Mr. Henigman served as Director of Accounting and Risk Control for Sumitomo Corporation of America/Pacific Summit Energy LLC located in Newport Beach, California from January 2005 to April 2006. At Sumitomo, Mr. Henigman was responsible for the accounting and reporting functions, risk management and control, contracts administration and credit control for Sumitomo’s North American energy marketing and trading firm. Prior to Sumitomo, Mr. Henigman served as Director of Finance at Shell Trading Gas & Power Co. from 1998 to 2004, where his responsibilities included the accounting and contract administration functions for a region with over a billion dollars in annual revenue. He also directed the regional financial forecasting and budgeting process from annual strategic planning through monthly reporting and analysis of financial performance and budget variances. Mr. Henigman has a Masters of Business Administration, Finance, Magna Cum Laude, from University of Southern California and a Bachelors of Science, Business Administration, Marketing, Cum Laude, from California State University, Northridge. Mr. Henigman has earned the designation as a Certified Management Accountant (CMA), a globally recognized certification for managerial accounting and finance professionals.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill®. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 160 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

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